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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Old Second Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

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 OLD SECOND BANCORP, INC.
37 South River Street, Aurora, Illinois 60506

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 19, 2015

TO THE STOCKHOLDERS:

            The annual meeting of stockholders of Old Second Bancorp, Inc., will be held on Tuesday, May 19, 2015, at 9:00 a.m., central time, at North Island Center, 8 East Galena Boulevard, Aurora, Illinois, for the following purposes:

  1.
  to elect four members of the board of directors;

  2.
  to approve, in a non-binding, advisory vote, the compensation of our named executive officers, as described in the proposal on Old Second's executive compensation disclosed in the proxy statement, which is referred to as the "say-on-pay" proposal;

  3.
  to ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the year ended December 31, 2015; and

  4.
  to transact such other business as may properly be brought before the meeting or any postponements or adjournments of the meeting.

            The board of directors is not aware of any other business to come before the meeting. Stockholders of record at the close of business on March 27, 2015 are the stockholders entitled to vote at the meeting and any and all adjournments or postponements of the meeting. In the event there are an insufficient number of votes for a quorum at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit further solicitation of proxies.

By order of the board of directors

James L. Eccher Chief Executive Officer and President

Aurora, Illinois
April 17, 2015

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

 OLD SECOND BANCORP, INC.
37 South River Street, Aurora, Illinois 60506

 PROXY STATEMENT

            This proxy statement is furnished in connection with the solicitation by the board of directors of Old Second Bancorp, Inc., a Delaware corporation, of proxies to be voted at the annual meeting of stockholders. This meeting is to be held at North Island Center, 8 East Galena Boulevard, Aurora, Illinois, on May 19, 2015 at 9:00 a.m., central time, or at any postponements or adjournments of the meeting. Old Second conducts full service community banking and trust business through its wholly-owned subsidiary, Old Second National Bank.

            A copy of our annual report for the year ended December 31, 2014, which includes audited financial statements, is enclosed. This proxy statement was first mailed to stockholders on or about April 17, 2015. As used in this proxy statement, the terms "Old Second," "the Company," "we," "our" and "us" all refer to Old Second Bancorp, Inc., and its subsidiaries.

Why am I receiving this proxy statement and proxy form?

You are receiving a proxy statement and proxy form from us because on March 27, 2015, the record date for the annual meeting, you owned shares of our common stock. This proxy statement describes the matters that will be presented for consideration by the stockholders at the annual meeting. It also gives you information concerning these matters to assist you in making an informed decision.

When you sign the enclosed proxy form, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy form, ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy form in advance of the meeting just in case your plans change.

If you have signed and returned the proxy form and an issue comes up for a vote at the meeting that is not identified on the form, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her best judgment.

What matters will be voted on at the meeting?

You are being asked to vote on: (i) the election of four nominees to our board of directors; (ii) a non-binding, advisory proposal to approve the compensation of our named executive officers, which is referred to as the "say-on-pay" proposal; (iii) the ratification of Plante & Moran, PLLC as our independent registered public accounting firm for the year ended December 31, 2015; and (iv) any other business that may properly be brought before the meeting.

How do I vote?

A form of proxy is enclosed for use at the meeting. If the proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. Stockholders attending the meeting may, on request, vote their own shares even though they have previously sent in a proxy. Unless revoked or instructions to the contrary are contained in the proxies, the shares represented by validly executed proxies will be voted at the meeting and will be voted "FOR" the election of the nominees for director named in this proxy statement, "FOR" the say-on-pay proposal and "FOR" the ratification of our independent registered public accounting firm.

If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of a broker or other fiduciary (or what is usually referred to as "street name"), you will need to arrange to obtain a proxy from the record holder in order to vote in person at the meeting. Even if you plan to attend the annual meeting, we ask that you complete and return your proxy card in advance of the annual meeting in case your plans change.

What does it mean if I receive more than one proxy form?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. Please sign and return ALL proxy forms to ensure that all your shares are voted.

If I hold shares in the name of a broker, who votes my shares?

If you received this proxy statement from your broker, your broker should have given you instructions for directing how your broker should vote your shares. It will then be your broker's responsibility to vote your shares for you in the manner you direct.

Under the rules of various national and regional securities exchanges, brokers may generally vote on routine matters, such as ratifying the appointment of an independent registered public accounting firm, but cannot vote on non-routine matters, such as the adoption or amendment of a stock incentive plan, unless they have received voting instructions from the person for whom they are holding shares. If there is a matter presented to stockholders at a meeting and your broker does not receive instructions from you on how to vote on that matter, your broker will return the proxy card to us, indicating that he or she does not have the authority to vote on that matter. This is generally referred to as a "broker non-vote" and may affect the outcome of the voting on those matters.

The election of directors and the say-on-pay proposals are considered non-routine matters. Therefore, we encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the 2015 annual meeting upon receipt of our proxy materials. You should do this by carefully following the instructions your broker gives you concerning its procedures. This ensures that your shares will be voted at the meeting.

What if I change my mind after I return my proxy card?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•
signing another proxy card with a later date and returning that proxy card to us;

•
sending notice to us that you are revoking your proxy, or

•
voting in person at the meeting.

If you hold your shares in the name of your broker or other fiduciary and desire to revoke your proxy, you will need to contact that party to revoke your proxy.

How many votes do we need to hold the annual meeting?

A majority of the shares that were outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business. On March 27, 2015, the record date, there were 29,420,929 shares of common stock outstanding. A majority of these shares must be present in person or by proxy at the meeting.

Shares are counted as present at the meeting if the stockholder either:

•
is present in person at the meeting; or

•
has properly submitted a signed proxy form or other proxy.

What happens if any nominee is unable to stand for re-election?

The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than four nominees. The board has no reason to believe any nominee will be unable to stand for re-election.

What options do I have in voting on each of the proposals?

Except with respect to the election of directors, you may vote "for," "against" or "abstain" on each proposal properly brought before the meeting. In the election of directors you may vote "for" or "withhold authority to vote for" each nominee.

How many votes may I cast?

Generally, you are entitled to cast one vote for each share of stock you owned on the record date with respect to each of the proposals. The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.

How many votes are needed for each proposal?

Except with respect to the election of directors, a majority of votes present and entitled to vote at the meeting will approve each matter that arises at the annual meeting.

The directors are elected by a plurality and the four individuals receiving the highest number of votes cast "FOR" their election will be elected as directors of Old Second. A "withhold authority" vote will have the same effect as a vote against the election of a particular director. Please note, however, because the say-on-pay vote is advisory, it will not be binding upon the board of directors or the Compensation Committee.

Abstentions and broker non-votes, if any, will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present. So long as a quorum is present, abstentions and broker non-votes will have no effect on the election of directors. Abstentions will have the effect of a vote against the say-on-pay proposal and the ratification of the appointment of our independent registered public accounting firm, while broker non-votes will not affect these votes.

How are votes counted?

Voting results will be tabulated and certified by the election judges.

Where do I find the voting results of the meeting?

If available, we will announce voting results at the meeting. The voting results will also be disclosed in a Form 8-K within four business days of the voting.

Important Notice Regarding the Availability of Proxy Material for the Stockholder Meeting to be held on May 19, 2015.

Full copies of the proxy statement, the proxy card and other materials for the annual meeting are available on the internet at www.oldsecond.com under "2015 Annual Meeting Materials." Stockholders will receive a full set of these materials through the mail from us or from your broker.

 PROPOSAL 1:

ELECTION OF DIRECTORS

            Old Second's board of directors is divided into three classes, approximately equal in number, which are elected by our common stockholders. At the annual meeting to be held on May 19, 2015, you, as the holder of our common stock, will be entitled to elect four directors for terms expiring in three years, as described herein. All of the nominees, are incumbent directors who have served at least one term as a director of Old Second.

            We have no knowledge that any of the nominees will refuse or be unable to serve as directors, but if any of the nominees becomes unavailable for election, the holders of proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting. The Nominating and Corporate Governance Committee of the board of directors of Old Second has nominated four persons set forth below for election as directors at this annual meeting, all of whom are incumbent directors.

            On March 16, 2015, James Schmitz announced that he would not stand for re-election at the 2015 annual meeting for personal reasons unrelated to the direction of the Company or management. Mr. Schmitz has served as a director since 1999. In connection with Mr. Schmitz's decision, the board of directors felt that it was best to conduct a limited restructuring of the director classes to ensure that the classes remain balanced going forward. Consequently, in April of 2015, the board approved the appointment of Mr. Finn, who was in a class with a term expiring in 2017, to fill the vacancy created by Mr. Schmitz's departure and Mr. Finn announced that he would resign from his current director class in connection therewith. Both Mr. Finn's resignation from his current class and his immediate appointment to fill the position vacated by Mr. Schmitz will be effective immediately prior to the start of the annual meeting. Moreover, to facilitate the transition, Mr. Schmitz also tendered his resignation to the board effective immediately prior to the start of the annual meeting.

            In addition, although Mr. Cheatham is a nominee for election at our 2015 annual meeting, it is currently expected that he will resign immediately following the 2015 annual meeting as a member of the director class whose term expires in 2018. Concurrently with his resignation, the Company's board of directors currently expects that it will appoint Mr. Cheatham to the seat vacated by Mr. Finn in the director class whose term expires in 2017.

            Set forth below is information concerning the nominees for election and for the other directors whose term of office will continue after the meeting, including their age, year first elected or appointed as a director and business experience during the previous five years. Except as discussed above, the four nominees for director, if elected at the annual meeting, will serve for terms expiring in 2018. None of the directors serve on the boards of any other publicly traded companies besides Old Second.

            Unless authority to vote for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted "FOR" the election of the nominees proposed by the board of directors.

Board Recommendation

            The board of directors recommends you vote your shares "FOR" each of the nominees for director.

 DIRECTORS

NOMINEES

Name	Served as Director Since	Principal Occupation
(Term expires 2015)
J. Douglas Cheatham (Age 58)	2003	Executive Vice President and Chief Financial Officer, Old Second Bancorp, Inc. (2007-present), Secretary, Old Second Bancorp, Inc. (2010-present), Sr. Vice President, Chief Financial Officer, Chief Accounting Officer and Assistant Secretary, Old Second Bancorp, Inc. (2003-2007).
James Eccher (Age 49)	2006
		Chief Executive Officer and President, Old Second Bancorp, Inc. (2015-present), President and Chief Executive Officer, Old Second National Bank (2003-present), Executive Vice President and Chief Operating Officer, Old Second Bancorp, Inc. (2007-2015), Sr. Vice President and Branch Director, Old Second National Bank (1999-2003), President and Chief Executive Officer of Bank of Sugar Grove (1995-1999).
Gerald Palmer (Age 69)	1998	Retired Vice President/General Manager, Caterpillar, Inc., a construction equipment manufacturer.
Barry Finn (Age 55)	2004	President and Chief Executive Officer, Rush-Copley Medical Center (2002-present), Chief Operating Officer and Chief Financial Officer, Rush-Copley Medical Center (1996-2002).

 CONTINUING DIRECTORS

Name	Served as Director Since	Principal Occupation
(Term expires 2016)
Edward Bonifas (Age 55)	2000	Vice President, Alarm Detection Systems, Inc., producer and installer of alarm systems, closed circuit video systems and card access control systems.
William Meyer (Age 67)	1995	President, William F. Meyer Co., a wholesale plumbing supply company.
William B. Skoglund (Age 64)	1992	Chairman of Old Second Bancorp, Inc. and Chairman of Old Second National Bank.
Duane Suits (Age 65)	2012	Retired Partner, Sikich LLC, financial service firm, and Independent Financial Services Provider (2004-present).

Name	Served as Director Since	Principal Occupation
(Term Expires 2017)
William Kane (Age 63)	1999	Partner, Label Printers, Inc., a printing company.
John Ladowicz (Age 62)	2008	Former Chairman and Chief Executive Officer of HeritageBanc, Inc. and Heritage Bank (1996-2008).

            All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification and until their respective successors are duly elected and qualified. However, Mr. Palmer has indicated that he will retire from the board on his seventieth birthday, which will occur in October of 2015, pursuant to the Company's mandatory retirement policy for directors. Except in connection with the restructuring of the Company's board of directors, there are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the board of directors or executive officer is related to any other nominee, member of the board of directors or executive officer.

Director Qualifications

            We have established minimum criteria that we believe each director should possess to be an effective member of our board. Those criteria are discussed in more detail on page [10] of this proxy statement. The particular experience, qualifications, attributes or skills that led the board to conclude that each member is qualified to serve on the board and any committee he or she serves on is as follows:

            Mr. Bonifas:    We consider Mr. Bonifas to be qualified for service on the board, the Audit Committee, Nominating and Corporate Governance Committee and the Compensation Committee due to his skills and expertise acquired as a leader of a successful business and his prominence in the community.

            Mr. Cheatham:    We consider Mr. Cheatham to be qualified for service on the board due to his experience in the financial services industry and the familiarity with Old Second's operations he has acquired as Chief Financial Officer of Old Second.

            Mr. Eccher:    We consider Mr. Eccher to be qualified for service on the board due to his experience in the financial services industry and the familiarity with Old Second's operations he has acquired as the former Chief Operating Officer of Old Second and as the current Chief Executive Officer and President of Old Second and Old Second National Bank.

            Mr. Finn:    We consider Mr. Finn to be a qualified candidate for service on the board and the Nominating and Corporate Governance Committee and the Audit Committee due to his business and financial expertise acquired as an executive at a successful local medical center, as well as his prominence in the community.

            Mr. Kane:    We consider Mr. Kane to be a qualified candidate for service on the board and the Compensation Committee and the Nominating and Corporate Governance Committee due to his experience as a partner at a successful local business, his general experience in business and his prominence in the community.

            Mr. Ladowicz:    We consider Mr. Ladowicz to be a qualified candidate for service on the board, the Audit Committee and the Compensation Committee due to his previous experience as a chief executive officer in the financial services industry, as well as his extensive knowledge of the market areas we entered through the acquisition of HeritageBanc, Inc. in 2008.

            Mr. Meyer:    We consider Mr. Meyer to be qualified for service on the board, the Compensation Committee and the Nominating and Corporate Governance Committee due to his skills and expertise acquired as president of a well-established local business and his prominence in the local business community.

            Mr. Palmer:    We consider Mr. Palmer to be qualified for service on the board, the Compensation Committee and the Nominating and Corporate Governance Committee due to his skills and expertise acquired as vice president of a successful publicly traded company, his experience in the industrial manufacturing industry and his knowledge of the business community in the markets we serve.

            Mr. Skoglund:    We consider Mr. Skoglund to be qualified for service on the board due to his skills and experience in the financial services industry and the intimate familiarity with Old Second's operations he has acquired as the former Chief Executive Officer of Old Second.

            Mr. Suits:    Mr. Suits was originally appointed to our board as a Class B Director by the U.S. Department of the Treasury ("Treasury") pursuant to the terms of our Fixed Rate Cumulative Perpetual Preferred Stock (the "Series B Preferred Stock"). Mr. Suits' appointment was approved by the unanimous written consent of the board on November 20, 2012. Following our repayment of the outstanding dividends on the Series B Preferred Stock, Mr. Suits was appointed as a common stock director shortly after our 2014 annual meeting. We consider Mr. Suits to be a qualified candidate for service on the board and the Audit Committee due to his skills and experience in the financial services industry and his familiarity with Old Second's operations.

 CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

            Currently, the board of directors is made up of eleven directors, who are elected by the holders of our common stock every three years to serve staggered terms. In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of Old Second, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the board and through committee membership, which is discussed below. The board has determined that all of the directors and nominees are "independent" as defined by the Nasdaq Stock Market, with the exception of Messrs. Skoglund, Cheatham and Eccher, each of whom is an executive officer or was an executive officer during 2014.

            The board of directors held 11 regular and 1 special meetings during 2014. All of the directors attended at least 75% of these meetings and the meetings of the committees on which they served. We typically schedule a board meeting in conjunction with our annual meeting and expect that our directors will attend our annual meeting. Last year, all directors attended our annual meeting.

            The board of directors believes that it is important to encourage the highest level of corporate ethics and responsibility. Among other things, the board adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees, as well as a procedure for allowing employees to anonymously report any problems they may detect with respect to our financial reporting. The Code of Business Conduct and Ethics, as well as other information pertaining to our committees, corporate governance and reporting with the Securities and Exchange Commission, can be found on our website at www.oldsecond.com.

            The board of directors has standing Audit, Nominating and Corporate Governance and Compensation Committees, each of which is made up solely of directors who are deemed to be "independent" under the rules of Nasdaq. Nasdaq's independence rules include certain instances that will preclude a director from being deemed independent and the board reviews those requirements each year to determine a director's status as an independent director.

            During its review of director independence, the board considered Mr. Finn's roles as President and Chief Executive Officer at Rush-Copley Medical Center and Mr. Skoglund's position as the Vice Chairman of Rush-Copley's board of directors. Our board determined that this does not preclude a finding that Mr. Finn is independent under Nasdaq's rules because Mr. Skoglund does not serve on Rush-Copley's compensation committee and has recused himself from any discussions or votes that involve Mr. Finn's salary. The board also reviewed certain transactions between Alarm Detection Systems, Inc., and the Company. Mr. Bonifas is a Vice President of Alarm Detections Systems, Inc. The board determined that Mr. Bonifas qualified as an independent director because the amounts paid to Alarm Detection Systems, which totaled approximately $246,000, by the Company were less than 5% of Alarm Detection System's gross revenues for 2014 and because Mr. Bonifas had no interest in the transaction with the Company, except an indirect and de minimus interest as a shareholder of Alarm Detection Systems.

            Actions taken by each committee of the board are reported to the full board, usually at its next meeting. The principal responsibilities of each of the committees are described below.

Audit Committee

            The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee is solely responsible for the pre-approval of all audit and non-audit services to be provided by our independent registered public accounting firm and exercises its authority to do so in accordance with a policy that it has adopted. Additionally, the Audit Committee reviews and approves all related party transactions between Old Second and related parties in accordance with Nasdaq's rules and regulations.

            The members of our Audit Committee during 2014 were Messrs. Finn, (who served as Chairman), Bonifas, Ladowicz, Schmitz and Suits, each of whom is deemed to be an independent director under Nasdaq's rules. We expect that these members, with the exception of Mr. Schmitz, will continue to serve on the committee in 2015. Mr. Finn was appointed as chairman of the Audit Committee in 2008. The Audit Committee met 6 times in 2014.

            The board has designated Mr. Finn, who is currently President and Chief Executive Officer of Rush-Copley Medical Center and previously served as its Chief Operating Officer and Chief Financial Officer, and Mr. Suits as the "audit committee financial experts," as such term is defined by the regulations of the SEC. The board's determination was based upon Mr. Finn's level of knowledge and experience regarding financial matters and his experience overseeing and managing the audit of an organization, which he has gained both from his formal education and from his professional experience as the Chief Financial Officer of a regional hospital organization, and upon Mr. Suits' experience as an independent financial consultant and as the founding partner of Sikich Gardner & Co., LLP, a public accounting and consulting firm. The board believes that each of the other members of the Audit Committee possesses knowledge and experience sufficient to understand the complexities of the financial statements of Old Second. Mr. Finn, or another member of the Audit Committee, met on a quarterly basis during 2014 with our independent registered public accounting firm.

            The committee's duties, responsibilities and functions are further described in its charter, which is available on our website at www.oldsecond.com. You can request a copy of the committee's charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60506, or by sending an e-mail requesting same to corporatesecretary@oldsecond.com.

Compensation Committee

            The Compensation Committee reviews the performance of Old Second's executive officers and establishes their compensation levels. The committee's duties, responsibilities and functions are further described in its charter, which is available on our website at www.oldsecond.com. You can request a copy of the committee's charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60506, or by sending an e-mail requesting same to corporatesecretary@oldsecond.com. The Compensation Committee met 3 times during 2014.

            Compensation Committee Interlocks and Insider Participation.    The members of the Compensation Committee in 2014 were Messrs. Bonifas, Kane, Meyer, Ladowicz and Palmer (who served as Chairman), each of whom is an "independent" director as defined by Nasdaq, an "outside" director pursuant to Section 162(m) of the Internal Revenue Code and a "non-employee" director under Section 16 of the Securities Exchange Act of 1934. We expect that these members will continue to serve on the committee in 2015.

Nominating and Corporate Governance Committee

            The Nominating and Corporate Governance Committee reviews the qualifications of, and recommends to the board for nomination, candidates to stand for election at each annual meeting or to fill vacancies on the board as they may occur during the year. The committee also reviews on a periodic basis whether each director is "independent" under the rules of Nasdaq. Additionally, the Nominating and Corporate Governance Committee is responsible for reviewing our policies, procedures and structure as they relate to corporate governance. The committee's duties, responsibilities and functions are further described in its charter, which is available on our website at www.oldsecond.com. You can request a copy of the committee's charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60506, or by sending an e-mail requesting same to corporatesecretary@oldsecond.com. The Nominating and Corporate Governance Committee met 1 time in 2014.

            The members of the Nominating and Corporate Governance Committee in 2014 were Messrs. Finn, Meyer, Kane, Bonifas and Palmer (who served as Chairman), each of whom is deemed to be an independent director under Nasdaq's rules. It is anticipated that the Nominating and Corporate Governance Committee will consist of Messrs. Finn, Meyer, Kane, Bonifas and Palmer throughout 2015. Mr. Palmer is expected to remain as Chairman of the committee in 2015.

Director Nominations and Qualifications

            In making its nominations for persons to be elected to the board of directors and included in our proxy statement, the Nominating and Corporate Governance Committee evaluates incumbent directors, board nominees and persons nominated by stockholders, if any. The committee reviews each candidate in light of the criteria that we believe each director should possess. Included in the criteria are whether each nominee: (i) meets the minimum requirements for service on the board of directors contained in our bylaws; (ii) is under the age of 70 at the time of his or her election, pursuant to our certificate of incorporation; (iii) possesses the highest personal and professional ethics, integrity and values; (iv) has, in the committee's opinion, a sufficient educational and professional background and relevant past and current employment affiliations, board affiliations and experience for service on the board; (v) has demonstrated effective leadership and sound judgment in his or her professional life; (vi) has a strong sense of service to the communities in which we serve; (vii) has exemplary management and communication skills; (viii) is free of conflicts of interest that would prevent him or her from serving on the board; (ix) will ensure that other existing and future commitments do not materially interfere with his or her service as a director; (x) will review and agree to meet the standards and duties set forth in the Company's Code of Business Conduct and Ethics; (xi) is willing to devote sufficient time to carrying out their duties and responsibilities effectively; and (xii) is committed to serving on the board for an extended period of time. While we do not have a separate diversity policy, the committee does consider the diversity of its directors and nominees in terms of knowledge, experience, skills, expertise and other demographics which may contribute to the board. The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are "independent" in accordance with Nasdaq requirements (to ensure that at least a majority of the directors will, at all times, be independent).

            The committee, when considering potential board members, will look at all of the foregoing criteria and arrive at the candidate that best meets the items set forth. The various qualifications and criteria are normally considered by the committee in connection with its evaluation of who the committee will recommend as the Company's nominees. Generally, each incumbent director standing for re-election should have and will have, at a minimum, attended at least 75% of board meetings during the past year and attended a majority of committee meetings of which he or she is a member. The committee retains the ability to make exceptions to this attendance requirement as individual circumstances warrant.

            All of the nominees for election as directors for the 2015 annual meeting were nominated by the committee. The committee did not receive any formal nominations for directors from our common stockholders.

Common Stock Ownership and Retention Guidelines for Directors

            In January of 2010, the Compensation Committee established guidelines to further align the interests of board members and stockholders by requiring all directors to develop a significant equity stake in the organization they oversee. The Compensation Committee is responsible for monitoring compliance with these stock ownership and retention guidelines.

            Non-employee directors are expected to acquire and hold during their service as board members, shares of our common stock equal in value to at least three times the annual cash retainer for non-employee directors. Non-employee directors have three years from their initial election to the board to meet the target stock ownership guidelines. Once they obtain the requisite number of shares, they are expected to continuously own sufficient shares to meet the guidelines. The stock ownership goal will be determined by using the value of their retainers as of January 1 of each year and the average closing stock price for our common stock over the prior twelve months.

            Shares that count toward meeting the stock ownership guidelines include: (i) shares owned, which include shares obtained upon exercise of options or shares purchased in the open market; (ii) shared ownership, which includes shares owned or held in trust by immediate family; and (iii) restricted stock units. Unexercised stock options do not count toward meeting the stock ownership guidelines. Until such time as the director reaches his or her target stock ownership, the director will be required to hold 50% of the shares of common stock received upon lapse of the restrictions, and upon exercise of stock options. In the rare instance in which these guidelines would place a severe hardship on a director, the Compensation Committee may decide to allow an alternative stock ownership guideline that reflects the intentions of these overall guidelines and the directors' own personal circumstances.

Board Leadership Structure

            The positions of Chairman of the Board and Chief Executive Officer of Old Second have historically been combined with Mr. Skoglund holding both positions. We believed, and still believe, that combining those positions created an appropriate board leadership structure because our Chief Executive Officer has the best knowledge of the day-to-day operations of the Company and can make recommendations to the board based on his ongoing experience and "hands on" running of the Company. However, on September 17, 2014, we announced that Mr. Eccher, effective January 1, 2015, would assume the role of Chief Executive Officer and President of the Company upon Mr. Skoglund's retirement from those positions on the same date. Mr. Skoglund has agreed to remain the Chairman of the Board of both the Company and the Bank following his retirement.

            As a result of Mr. Skoglund's retirement and Mr. Eccher's promotion, our current Chairman of the Board is no longer our Chief Executive Officer. However, because of Mr. Skoglund's prior experience as our Chief Executive Officer and his agreement to help Mr. Eccher with the transition into that role, we believe that our leadership structure is, and will remain, as strong as it was before. In addition, we have a strong governance structure in place, including a designated lead independent director, to ensure the powers and duties of the dual role are handled responsibly. Furthermore, consistent with Nasdaq's listing requirements, the independent directors regularly have the opportunity to meet in executive session without management or any non-independent directors in attendance. In 2014, the independent directors met two times in executive session.

            In 2004, the board of directors created the position of a "lead" independent director, currently filled by Mr. Palmer. Mr. Palmer is expected to continue as the lead independent director through October 2015 when he will retire upon turning seventy, and the committee is evaluating replacing Mr. Palmer as lead director upon his retirement. The Nominating and Corporate Governance Committee reviews this appointment annually and the full board has the opportunity to ratify the committee's selection. The lead independent director assists the board in assuring effective corporate governance and serves as chairman of the independent director sessions.

Board's Role in Risk Oversight

            Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks and others, such as the impact of competition. Management is responsible for the day-to-day management of risks the Company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

            While the full board of directors is charged with ultimate oversight responsibility for risk management, various committees of the board and members of management also have responsibilities with respect to our risk oversight. In particular, the Audit Committee plays a large role in monitoring and assessing our financial, legal and organizational risks, and receives regular reports from the management team's senior risk officer regarding comprehensive organizational risk as well as particular areas of concern. The board's Compensation Committee monitors and assesses the various risks associated with compensation policies, and oversees incentives that encourage a level of risk-taking consistent with our overall strategy. Additionally, our senior credit officer and loan review staff are directly responsible for overseeing our credit risk.

            We believe that establishing the right "tone at the top" and providing for full and open communication between management and the board of directors are essential for effective risk management and oversight. Our executive management meets regularly with our other senior officers to discuss strategy and risks facing the Company. Senior officers attend many of the board meetings, or, if not in attendance, are available to address any questions or concerns raised by the board on risk management-related and any other matters. Additionally, each of our board-level committees provides regular reports to the full board and apprises the board of our comprehensive risk profile and any areas of concern.

Stockholder Communications with the Board; Nomination and Proposal Procedures

            Stockholder Communications with Directors.    Stockholders of Old Second may contact any member of the board of directors, or the board as a whole, through the Corporate Secretary either in person, in writing by mail or by e-mail at corporatesecretary@oldsecond.com. Any such communication should indicate whether the sender is an Old Second stockholder. The address for submitting communications to the board by mail is 37 South River Street, Aurora, Illinois 60506. Any communication will be forwarded promptly to the board as a group or to the attention of a specified director per your request, except for communications that are primarily commercial in nature or related to an improper or irrelevant topic.

            Nominations of Directors.    In order for a stockholder nominee to be considered by the Nominating and Corporate Governance Committee to be its nominee and included in our proxy statement, the nominating stockholder must file a written notice of the proposed director nomination with our Corporate Secretary, at the above address, at least 120 days prior to the date on which the previous year's proxy statement was mailed to stockholders. Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee's business experience for at least the previous five years and, as to the stockholder giving the notice, his or her name and address, and the class and number of shares of our capital stock owned by that stockholder. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The committee may request additional information in order to make a determination as to whether to nominate the person for director.

            In accordance with our Certificate of Incorporation, a stockholder may otherwise nominate a director for election to the board at an annual meeting of stockholders by giving timely notice in writing to our Corporate Secretary, at the address provided above. To be timely, stockholder nominations must be made in writing, delivered or mailed by first class United States mail, postage prepaid, to our Corporate Secretary not fewer than 14 days nor more than 60 days prior to any meeting of stockholders called for the election of directors. However, if notice of the meeting is given to stockholders less than 21 days prior to the date of the meeting, written nominations must be delivered or mailed to our Corporate Secretary not later than the close of business on the seventh day following the day on which notice of the meeting was mailed to stockholders. Each written nomination must set forth the (i) name, age, business address and, if known, residence address of each nominee; (ii) principal occupation or employment of each such nominee for the past five years; and (iii) number of shares of stock of Old Second beneficially owned by each such nominee and by the nominating stockholder.

            Other Stockholder Proposals.    To be considered for inclusion in our proxy statement and form of proxy relating to our 2016 annual meeting of stockholders, the proposing stockholder must file a written notice of the proposal with our Corporate Secretary, at the above address, by December 15, 2015, and must otherwise comply with the rules and regulations set forth by the Securities and Exchange Commission.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

            The following table sets forth certain information with respect to the beneficial ownership of our common stock at December 31, 2014, by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, by each director or nominee, by each executive officer named in the Summary Compensation Table (which can be found later in this proxy statement), and by all directors and executive officers of Old Second as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of securities within 60 days of December 31, 2014.

Name of Individual and Number of Persons in Group	Common Stock(1)	Percent of Class of Common Stock
Directors:
Edward Bonifas(7)	103,507	*
J. Douglas Cheatham(2)	144,017	*
James Eccher(3)	166,310	*
Barry Finn(7)	35,386	*
William Kane(7)	65,659	*
John Ladowicz(4)	339,954	1.15%
William Meyer(7)	129,768	*
Gerald Palmer(7)	108,416	*
J. Carl Schmitz(5)(7)	82,086	*
William B. Skoglund(6)	248,810	*
Duane Suits	23,109	*
All directors and executive officers as a group (11 persons)	1,466,022	4.98%
5% Shareholders
Banc Funds Co LLC	2,475,284	8.41%
Wellington Management Co LLP	1,476, 112	5.01%

*
Less than 1%.

(1)
Includes ownership of shares of our common stock by spouse (even though any beneficial interest is disclaimed) and in our profit sharing plan and trust and our salary savings plan.

(2)
Includes 39,000 shares issuable pursuant to options held by Mr. Cheatham. Also includes 17,500 restricted stock units granted in June of 2014 and 20,000 restricted stock units granted in April of 2013. Also includes 4,192 shares held in our profit sharing plan and trust, 38,439 shares held in our 401(k) plan, 11,363 shares held in a brokerage account, and 13,523 shares held in Mr. Cheatham's name alone. 50% of the 2014 award of restricted stock units will vest in 2017, which is the third anniversary of the date of grant, and 50% will vest if the Company achieves return on assets of at least 1% on or before December 31, 2017. The 2013 award of restricted stock units are subject to three-year cliff vesting and will fully vest in 2016.

(3)
Includes 44,000 shares issuable pursuant to options held by Mr. Eccher. Also includes 40,000 restricted stock units granted in June of 2014 and 25,000 restricted stock units granted in April of 2013. Also includes 1,960 shares held in our profit sharing plan and trust, 6,242 shares held in our 401(k) plan, 50 shares in his name alone, 148 shares held with his spouse, and 48,910 shares held in brokerage. 50% of the 2014 award of restricted stock units will vest in 2017, which is the third anniversary of the date of grant, and 50% will vest if the Company achieves return on assets of at least

  1% on or before December 31, 2017. The 2013 award of restricted stock units are subject to three-year cliff vesting and will fully vest in 2016.

(4)
Includes 290,908 shares held in an IRA account.

(5)
Mr. Schmitz has voting control of 51,796 shares held in the J. C. Schmitz Revocable Trust and 21,590 shares held in an IRA account.

(6)
Includes 104,000 shares issuable pursuant to options held by Mr. Skoglund. Also includes 20,000 restricted stock units granted in June of 2014 and 30,000 restricted stock units granted in April of 2013. The total also includes 47,038 shares held in our profit sharing plan and trust, 14,206 shares held in our 401(k) plan, 17,657 shares held in Mr. Skoglund's name alone, and 15,909 shares held in a trust account. All outstanding restricted stock units became fully vested upon Mr. Skoglund's retirement on December 31, 2014.

(7)
Each director, with the exception of Mr. Cheatham, Mr. Eccher, Mr. Skoglund, Mr. Ladowicz and Mr. Suits, holds a total of 7,500 options from grants of 1,500 shares in each of 2005-2009. Mr. Ladowicz was appointed to the board on February 8, 2008 and was awarded options in February of 2009 of 1,500 shares, along with the other Board members. In addition, in January of 2010, all non-employee directors, except Mr. Suits, were given 1,200 restricted stock units. All options vest in three equal installments on the first three anniversaries of the grant date and the exercisable portion is included in these totals. The 2,500 restricted stock units granted to all non-employee directors are subject to cliff vesting and fully vested in June of 2014.

SECURITY 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Section 16(a) of the Exchange Act requires that our directors, executive officers and ten percent stockholders file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are also required to furnish us with copies of all Section 16(a) forms they file. No person failed to comply with the filing requirements of Section 16(a) during 2014 and there are no late filings to report. Based solely on its review of the copies of Section 16(a) forms received from its directors and executive officers and written representations that no other reports were required, the Company believes that all Section 16(a) reports applicable to its directors and officers during 2014 were filed, with the following exceptions: (i) each of our directors filed one late Form 4, all of which related to the vesting of certain restricted stock units in June 2014; and (ii) Mr. Eccher and Mr. Skoglund each had an additional late filed Form 4 related to the claw back of certain of their restricted stock.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

            This Compensation Discussion and Analysis describes our compensation philosophy and policies for 2014 and 2015 as applicable to the executive officers named in the Summary Compensation Table set forth below. This section explains the structure and rationale associated with each material element of our named executive officers compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the section. It is important to note that the Company and the Bank share an executive management team, the members of which are compensated by the Bank rather than the Company. The compensation packages of the named executive officers are determined and approved by our Compensation Committee based upon their performances and roles for both the Company and the Bank.

            The Compensation Committee has overall responsibility for evaluating the compensation plans, policies and programs relating to our executive officers. Further, as required by the rules established by Treasury, guidance issued by the Federal Reserve and other financial institution regulatory agencies, and the SEC's guidance regarding risk associated with compensation arrangements (each as described more fully below), the Compensation Committee is also responsible for a more expansive risk review with respect to most of the compensation plans, policies and programs maintained for our employees. The Compensation Committee relies upon the input of management, when carrying out its responsibilities in establishing executive compensation. In particular, prior to January 2015, the Compensation Committee relied on Mr. Skoglund's input in establishing compensation for our named executive officers other than himself. With Mr. Eccher assuming the role of Chief Executive Officer in January 2015, Mr. Eccher has begun to fill the role previously discharged by Mr. Skoglund. Management provides the Compensation Committee with evaluations as to employee performance, guidance on establishing performance targets and objectives and recommends salary levels and equity awards. The Compensation Committee also consults with management on matters that are relevant to executive compensation and benefit plans where board or stockholder action is expected, including the adoption of new plans or the amendment of existing plans. Finally, the Compensation Committee consults with our management, specifically the Bank's Senior Risk Officer, in completing the risk review with respect to employee compensation plans. A risk review was performed in February 2015. No executive officer participates in any recommendation, discussion or decision regarding his or her own compensation.

            The Compensation Committee's charter gives it the authority to delegate its responsibility to members or subcommittees of the Compensation Committee. Also, the charter gives the Compensation Committee the authority to hire outside consultants to further its objectives and responsibilities. In prior years, the Compensation Committee has retained ChaseCompGroup LLC on a bi-annual basis to provide services in connection with a review and analysis of compensation paid to our named executive officers and board of directors. In keeping with the Compensation Committee's historical philosophy of comparing our compensation with that of the local marketplace every other year, the Compensation Committee retained ChaseCompGroup LLC again in 2014 to provide an updated analysis of our executive compensation program.

            During 2014, the Compensation Committee convened in February, June and September. Mr. Palmer, Chairman of the Compensation Committee, also met as needed with internal staff members, to compile compensation information for this proxy statement. The Compensation Committee also met in February 2015 to approve salaries, incentive plans and performance metrics for 2015.

Regulatory Impact on Compensation

            As a publicly-traded financial institution, we and the Bank must contend with several often overlapping layers of regulations when considering and implementing compensation-related decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require the Company and the Compensation Committee to be mindful of the risks that often go hand-in-hand with compensation programs designed to incentivize the achievement of better than average performance. While the regulatory focus on risk assessment has been heightened over the last several years, the incorporation of general concepts of risk assessment into compensation decisions is not a recent development.

            Under its long-standing Interagency Guidelines Establishing Standards for Safety and Soundness, the FDIC has long held that excessive compensation is prohibited as an unsafe and unsound practice. In describing a framework within which to make a determination as to whether compensation is to be considered excessive, the FDIC has indicated that financial institutions should consider whether aggregate cash amounts paid, or noncash benefits provided, to employees are unreasonable or disproportionate to the services performed by an employee. The FDIC encourages financial institutions to review an employee's compensation history and to consider internal pay equity, and, as appropriate, to consider benchmarking compensation to peer groups. Finally, the FDIC provides such an assessment must be made in light of the institution's overall financial condition.

            In addition, the various financial institution regulatory agencies worked together to issue guidance, Guidance on Sound Incentive Compensation Policies, serves as a compliment to the Safety and Soundness standards. The Guidance sets forth a framework for assessing and mitigating risk associated with incentive compensation plans, programs and arrangements maintained by financial institutions. The Guidance is narrower in scope than the Safety and Soundness standards because it applies only to senior executive officers and those other individuals who, either alone or as a group, could pose a material risk to an institution. With respect to such individuals, the Guidance is intended to focus an institution's attention on balanced risk-taking incentives, compatibility of incentives with effective controls and risk management, and a focus on general principles of strong corporate governance in establishing, reviewing and maintaining incentive compensation programs.

            The Compensation Committee, with the assistance of its advisors and our management, continues to monitor the status of compensation-related rules and regulations expected to be finalized or issued under the Dodd-Frank Act. While the Compensation Committee believes its own risk assessment procedures are effective, the Compensation Committee is prepared to implement any additional steps that may be deemed necessary to fully comply with such rules and regulations when finally finalized or issued. The Compensation Committee does note, however, that the proposed risk assessment rules issued under the Dodd-Frank Act nearly mirror the Safety and Soundness standards and the framework of the Guidance. As such, the Compensation Committee already adheres, in many respects, with the proposed rules and regulations under the Dodd-Frank Act.

            Finally, in addition to the foregoing, as a publicly-traded corporation, we are also subject to the SEC's rules regarding risk assessment. Those rules require a publicly-traded company to determine whether any of its existing incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on the company.

            The Compensation Committee continues to believe in and practice a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals and this has always been a component of its overall assessment of the compensation plans, programs and arrangements it has put in place for our named executive officers. In this regard, the Compensation Committee has regularly revisited the components of the frameworks set forth in the Safety and Soundness standards and the Guidance as an effective tool for conducting its own assessment of the balance between risk and reward built into our compensation programs for named executive officers. The Compensation Committee believes we have adequate policies and procedures in place to balance and control any risk-taking that may be incentivized by the employee compensation plans. The Compensation Committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reporting earnings in an effort to enhance his or her compensation.

            In making decisions about executive compensation, in addition to the above, we also consider the impact of other regulatory provisions, including: the provisions of Code Section 162(m) that may limit the tax deductibility of certain compensation unless it is considered performance-based; Code Section 409A regarding nonqualified deferred compensation; and Code Section 280G regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control. In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results. For example, we consider the impact of FASB ASC Topic 718, which requires us to recognize the compensation cost of grants of equity awards based upon the grant date fair value of those awards.

Impact of Prior Say-on-Pay Votes on Compensation Decisions

            At our 2014 Annual Meeting, approximately 72% of stockholders present and entitled to vote approved the non-binding advisory proposal on the compensation of certain executive officers. We, our board and the Compensation Committee pay careful attention to communications received from stockholders regarding executive compensation, including the non-binding advisory vote. We considered the positive result of the 2014 advisory vote on executive compensation but not for specific 2014 compensation decisions. Based on this consideration and the other factors described in this Compensation Discussion & Analysis, the Compensation Committee did not alter the policies or structure for named executives' compensation for 2014.

Financial and Operational Performance

            In 2014, we continued our emphasis on returning to sustained profitability and growth as its primary objectives. Specific accomplishments in 2014 that directly impacted those objectives include:

  •
  Reduction in classified assets by 30%;

  •
  Net income of $15.9 million highlighted by lower credit costs, loan loss reserve releases and lower insurance costs; and

  •
  Balance sheet and loan growth of $57.8 million and $58.1 million, respectively.

            Accordingly, our executive compensation, particularly metrics for the organization's short-term incentive plans, focused on the following goals and accountabilities: our and the Bank's net income growth; specific profit center performance; asset-credit quality risk; reduction in classified assets; and cost savings initiatives. These metrics were prudently designed to contain and minimize risk while at the same time emphasizing growth and profitability.

Compensation Philosophy and Objectives

            Our philosophy is intended to align the interests of management with those of our stockholders without creating undue risk to us. The executive compensation program is designed in a manner which the Compensation Committee believes does not provide our executives with incentives to engage in business activities or other behavior that would threaten our value or the investments of our stockholders.

            The executive compensation program is intended to accomplish the following objectives:

  •
  align the interests of our named executive officers with those of our stockholders;

  •
  maintain a corporate environment which encourages stability and a long-term focus for both us and our management;

  •
  maintain a program which:

  o
  clearly motivates personnel to perform and succeed according to our current goals;

  o
  retains key personnel critical to our long-term success; and

  o
  does not create undue risk to us; and

  •
  ensure that management:

  o
  fulfills its oversight responsibility to its constituents which include stockholders, customers, employees, the community and government regulatory agencies;

  o
  conforms its business conduct to the highest ethical standards;

  o
  remains free from any influences that could impair or appear to impair the objectivity and impartiality of its judgments or treatment of our constituents; and

  o
  continues to avoid any conflict between its responsibilities to us and each individual's personal interests.

Compensation Components

            General.    Historically, we have included four major components in our named executive officers' compensation program: (i) base salary, (ii) annual cash bonus, (iii) equity awards, and (iv) additional benefits.

            The Compensation Committee's decisions regarding each of the components for the named executive officers are based in part on the Compensation Committee's subjective judgment and take into account qualitative and quantitative factors, as are discussed below. In reviewing an executive officer's compensation, the Compensation Committee considers and evaluates all components of the officer's total compensation package. This involves reviewing base salary, bonus, incentive stock awards, perquisites, participation in our non-qualified executive plans, participation in our 401(k) plan and any other payments, awards or benefits that an officer earns. Additionally, the Compensation Committee takes into consideration any amounts an executive officer is entitled to upon retirement, termination or a change-in-control event.

            Base Compensation – Salary.    The Compensation Committee believes that base compensation should offer security to each executive sufficient to maintain a stable management team and environment. Because of the need to provide stability, salaries make up the largest portion of the executives' compensation. In establishing a senior executive officer's initial base salary the Compensation Committee considers, among other things, the executive's level of responsibility, prior experience, breadth of knowledge, the competitive salary practices at peer companies, internal performance objectives, education, internal pay equity, potential bonus and equity awards, level of benefits and perquisites and the tax deductibility of base salary.

            The Compensation Committee reviews salaries of the named executive officers on an annual basis. As with all of its decisions regarding compensation levels, when reviewing salaries the Compensation Committee considers the levels of all aspects and components of the officer's compensation, including the individual's potential bonus and equity awards as well as the level of benefits and perquisites offered. All of these factors are considered on a subjective basis in the aggregate, and none of the factors is accorded a specific weight.

            Cash Incentive Awards — Bonus.    The Compensation Committee adopted a non-equity incentive compensation plan for our named executive officers. The 2014 plan established a structure under which Messrs. Skoglund, Cheatham and Eccher would be eligible for cash bonus payments if our performance during 2014 met or exceeded certain performance goals; provided that, the Compensation Committee ultimately had discretion to determine the amount of any bonuses awarded.

            The 2014 bonus plan was designed to provide an incentive to achieve corporate financial goals while considering the mitigation of any risks which may affect our overall financial performance. Generally speaking, targets are set so that improvement in a performance metric is necessary in order to receive any or all of the bonus payout with respect to that metric.

            In setting the performance metrics, Mr. Skoglund provided recommendations with respect to members of management other than himself to the Compensation Committee. The Compensation Committee then, outside the presence of Mr. Skoglund, considered factors applicable to Mr. Skoglund's annual bonus.

            In 2014, pursuant to our bonus plan, Mr. Skoglund was potentially eligible for an annual bonus equal to 45% of his salary, or $238,500. Mr. Eccher was potentially eligible for an annual bonus equal to 40% of his salary, or $145,000, and Mr. Cheatham was potentially eligible for an annual bonus equal to 35% of his salary, or $91,000.

            The components designated by the Compensation Committee and the target percentage of salary that the named executive officers were eligible to earn for 2014 performance and resulting actual bonus received, were as follows:

Named Executive Officer	Company Income Growth	Capital Campaign	Asset/Credit Quality	Cost Savings	Total
William B. Skoglund	25%	10%	10%	—	45%
J. Douglas Cheatham	20%	5%	—	10%	35%
James Eccher	20%	10%	10%	—	40%

            Company Income Growth.    The Compensation Committee believes that our growth, as measured by reference to our net income, is an appropriate measure because it focuses on our financial performance, which in turn reflects stockholder value. Each named executive officer has a portion of his bonus tied to this metric. The Compensation Committee applied the following scale to determine how much of the target percentage any named executive officer would receive based on our net income:

Net Income	Amount of Target Percentage
$10.0 million	50%
$12.0 million	75%
$14.0 million	100%
$18.0 million	125%

            Our 2014 net income, excluding the reversal of the valuation allowance against our deferred tax assets, was $14.0 million, and, therefore, the named executive officers earned 100% of this component.

            Capital Campaign.    Because the capital campaign was a critical focus for the Company during 2014, the Compensation Committee believes that using our successful completion of that campaign as a performance metric was appropriate. The campaign raised $64.0 million in 2014. Based on that result, the

Compensation Committee determined that the named executive officers should receive 100% of the bonus attributable to this metric.

            Asset/Credit Quality.    With respect to Messrs. Skoglund and Eccher, because classified assets were a difficult issue for the company to navigate the last several years, the Compensation Committee believes incentivizing them to focus on our asset/credit quality will further ensure that we are working toward sustainable growth and profitability. As such, the Compensation Committee determined that a bonus component for them would appropriately be tied to our classified asset ratio. If the ratio remained at 30% or lower, each of Messrs. Skoglund and Eccher would be entitled to 100% of their bonus with respect to this metric. If the ratio exceeded 30%, then no bonus would be earned with respect to our asset/credit quality. Our classified asset ratio was 28.1% at December 31, 2014, thus entitling Messrs. Skoglund and Eccher to 100% of the bonus associated with this component.

            Cost Savings.    The Compensation Committee believes that expense control and efficiency of operations is a goal we must continually strive for in order to provide for the best financial return for our shareholders. Further, the Compensation Committee believes that Mr. Cheatham is the person best situated to impact our efforts in this regard. As such, the Compensation Committee deemed a bonus component in 2014 tied to cost savings as measured by overall efficiency ratio was merited. If the Bank's overall efficiency ratio at the end of 2014 was 76.5% or lower, Mr. Cheatham would earn 100% of the bonus with respect to this component. The Compensation Committee determined that Mr. Cheatham was not eligible for a bonus with respect to this component because the overall efficiency ratio at year-end was slightly below 78%.

            Long-Term Incentive Awards — Equity Awards.    Our board and the Compensation Committee believe in senior management ownership of our common stock as an effective means to align the interests of senior management with those of the stockholders. Our current long-term incentive plan (the "Incentive Plan"), which was approved by stockholders at the 2014 annual meeting, is intended to promote equity ownership in the Company by the directors and selected officers and employees, focus the management team on increasing value to stockholders, increase their proprietary interest in the success of the Company and encourage them to remain in the employ of the Company or its subsidiaries for a long period of time. The current equity incentive plan authorizes the issuance of up to 375,000 shares of our common stock, including the granting of qualified stock options, non-qualified stock options, restricted stock, restricted stock units and stock appreciation rights.

            All awards are at the discretion of the Compensation Committee and are generally subjective in nature. In determining the number of equity awards to be granted to executive officers, the Compensation Committee considers individual and corporate performance and whether the respective goals were obtained, the person's position and ability to affect profits and stockholder value, as well as the level of awards granted to individuals with similar positions at our peer organizations. Because of the nature of equity awards, the Compensation Committee also evaluates the prior awards of stock options and restricted stock and takes into account the overall wealth accumulation of a given executive officer through such awards.

            Pursuant to a formal equity compensation policy, all equity grants are finalized in the beginning of each calendar year. This allows for a more complete review of the full prior year when making equity awards as well as coordinating the granting of equity awards to a time when there is less likelihood of there being existing material, non-public information, as the grants will normally be made after the public release of our financial information for the prior year.

            The Compensation Committee did not make a new equity award to our named executive officers in early 2014 but did retain the discretion to do so later in the year if it determined that circumstances warranted such award. In June 2014, the Compensation Committee granted a combination of time vesting and performance vesting restricted stock units to the named executive officers. The time vesting component of the restricted stock unit grant vests on the third anniversary of the original grant date. The performance vesting component of the restricted stock unit grant will vest if the Company's return on assets meets or exceeds one percent (1%) on or before December 31, 2017. If the performance target is not met, then the performance vesting restricted stock units will be forfeited. In February 2015, additional restricted stock units were awarded by the Compensation Committee to the named executive officers. That grant is subject to three-year cliff vesting.

            All Other Compensation.    We provide general and customary benefit programs to executive officers and other employees. Benefits offered to executives are intended to serve a different purpose than base salary, bonus and equity awards. While the benefits offered are competitive with the marketplace and help attract and retain executives, the benefits also provide financial security for employees for retirement as well as in the event of illness, disability or death. The benefits we offer to executive officers are generally those offered to other employees with some variation to promote tax efficiency and replacement of benefit opportunities lost to regulatory limits although there are some additional perquisites that may only be offered to executive officers. Because of the nature of the benefits offered, the Compensation Committee normally does not adjust the level of benefits offered on a year-to-year basis. We will continue to offer benefits, the amount of which shall be determined from time-to-time in the sole discretion of the Compensation Committee.

            The following table summarizes the benefits and perquisites we do and do not provide as well as identifies those employees that may be eligible to receive them:

	Executive Officers	Other Officers/Mgrs.	Full-Time Employees
Health Plans:
Life & Disability Insurance	X	X	X
Medical/Dental/Vision Plans	X	X	X
Retirement Plans:
401(k) Plan/Profit-Sharing	X	X	X
Deferred Compensation Plan	X	X	Not Offered
Perquisites:
Automobile Allowance	X	Not Offered	Not Offered
Country Club Membership	X	Not Offered	Not Offered

            Old Second Bancorp, Inc. Employees 401(k) Savings Plan and Trust.    We sponsor a tax-qualified 401(k) savings plan and trust qualifying under Section 401(k) of the Internal Revenue Code. Virtually all employees are eligible to participate after meeting certain age and service requirements. Eligible employees are permitted to contribute up to a dollar limit set by law. Since we terminated our defined-benefit plan as of the end of 2005, the 401(k) plan became the primary retirement vehicle we provide to our officers and employees. Participants can choose between several different investment options under the 401(k) plan, including shares of our common stock.

            During 2014, we provided a matching contribution on elective deferrals to eligible participants in an amount equal to 2% of each participant's salary. There is also a profit-sharing portion of the 401(k) plan which provides for an annual discretionary contribution to the retirement account of each employee based in part on our profitability in a given year and on each participant's annual compensation. The contribution amount granted each year is on a discretionary basis and there is no set formula used by the Compensation Committee. No discretionary contribution was provided to employees based on our 2014 financial performance.

            Old Second Bancorp, Inc. Amended and Restated Voluntary Deferred Compensation Plan for Executives.    We sponsor an executive deferred compensation plan, which provides a means for certain executives to voluntarily defer all or a portion of their salary and/or bonus, if any, without regard to the statutory limitations applicable to tax-qualified plans, such as our 401(k) plan. The deferred compensation plan provides for participant deferrals, company matching contributions and discretionary employer profit-sharing contributions. A company matching contribution is credited to the plan on behalf of a participant when the participant elects to defer the maximum amount permitted under the 401(k) plan (including catch-up contributions, if applicable) and keeps that level of deferral for the entire plan year. The company matching contribution is an amount up to 3%, provided at least a 6% deferral was met, of the participant's combined base salary and bonuses, less any matching contribution paid to the 401(k) plan on the participant's behalf. The determination of whether a profit-sharing contribution is made and in what amount is entirely at the Compensation Committee's discretion and there is no set formula. Participants are permitted to make hypothetical investments in publicly-traded mutual funds that are held in an insurance company separate account with respect to the deferrals and our contributions credited to their accounts under the plan. Participants may elect to receive their plan balance in a lump sum or in installments. Participants may make a withdrawal from the plan during their employment in the event of hardship as approved by the plan's administrator. The plan is administered through an independent service provider.

            Other Perquisites.    It is our belief that perquisites for executive officers should be very limited in scope and value. Due to this philosophy, we have generally provided very nominal benefits to executives that are not available to full-time employees, and we plan to continue this approach in the future. We do provide country club memberships to certain executives and managers in the ordinary course of business to give them the opportunity to bring in and recruit new business opportunities. These individuals are eligible to use the club membership for their own personal use. Additionally, we provide each of Mr. Skoglund and Mr. Eccher with an automobile allowance to enable them to visit our banking locations on a regular basis as well as to call on our customers. We have disclosed the value of all perquisites to named executive officers in the Summary Compensation Table even if they fall below the disclosure thresholds under the SEC rules. We will continue to offer perquisites, the amount of which shall be determined from time-to-time in the sole discretion of the Compensation Committee.

Compensation Decisions

            This section describes the decisions made by the Compensation Committee with respect to the compensation for the named executive officers for 2014 and 2015.

            The following is a brief summary of the Compensation Committee's compensation decisions for 2014 and 2015:

  •
  the Company and Mr. Eccher entered into an employment agreement to set the terms and conditions of his service as our President and Chief Executive Officer;

  •
  for 2014, minimal merit increases in base salary were granted to our named executive officers in keeping with the conservative compensation guidelines established for the organization;

  •
  for 2015, Mr. Cheatham received a merit increase in base salary of 3%;

  •
  $448,500 cash bonus payments were earned or awarded to our named executive officers with respect to 2014 performance; and

  •
  benefits and perquisites remained substantially similar in 2014 compared to prior years and we expect that will continue through 2015.

            Base Salary.    We annually review the base salaries of the named executive officers to determine whether or not they will be adjusted, as described above. The salaries for 2014, determined by the Compensation Committee at the beginning of 2014, are set forth in the Summary Compensation Table below. In determining these salary levels, we generally considered the following:

  •
  the compensation philosophy and guiding principles described above;

  •
  the general economic factors in the financial industry beyond our control and the financial performance of the Company compared to our peers;

  •
  the experience and industry knowledge of our named executive officers and the quality and effectiveness of their leadership;

  •
  all of the components of executive compensation, including base salary, bonus, stock options, retirement and death benefits, as well as benefits and perquisites; and internal pay equity among our executives.

            In early 2015, the Compensation Committee determined the base salaries for the executive directors for 2015. The base salaries for 2014 and 2015 are as follows:

Name	Position	2014	2015
William B. Skoglund	Chairman, Chief Executive Officer of Old Second	$530,000	N/A
J. Douglas Cheatham	Chief Financial Officer of Old Second	$260,000	$267,800
James Eccher	Chief Executive Officer of Old Second National Bank	$362,500	$400,000

            In determining the base salaries for 2015, we considered the same general factors discussed above including the continuing general slowdown in the economy and growth of our earnings, return on average assets and overall assets.

            Bonus.    Based on our named executive officers' achievement of the goals for earning a cash bonus established by the Compensation Committee, we awarded cash bonuses as set forth below:

Named Executive Officer	Bonus Earned in 2014
William B. Skoglund	$238,500
J. Douglas Cheatham	$ 65,000
James Eccher	$145,000

            Equity Awards.    The Compensation Committee typically acts to award equity grants at the beginning of each year, specifically in the months of January and February. The Compensation Committee did not make equity award grants to our named executive officers in 2013 and not yet done so in 2014 although it retains the discretion to do so later in the year if economic conditions and our performance warrant such grants. In June 2014, the Compensation Committee granted a combination of time vesting and performance vesting restricted stock units and performance-related restricted stock units to the named executive officers. The time vesting component of the restricted stock unit grant vests on the third anniversary of the original grant date. The performance vesting component of the restricted stock unit grant will vest if the Company's return on assets meets or exceeds one percent (1%) on or before December 31, 2017. If the performance target is not met, then the performance vesting restricted stock units will be forfeited. In February 2015, additional vested restricted stock units were awarded by the Compensation Committee to the named executive officers. That grant is subject to three-year cliff vesting.

            All Other Compensation.    While the Compensation Committee reviews and monitors the level of other compensation offered to the named executive officers, the Compensation Committee typically does not adjust the level of benefits offered on an annual basis. The Compensation Committee does consider the benefits and perquisites offered to the named executive officers in its evaluation of the total compensation received by each. The perquisites received by the named executive officers in 2014 are reported in the Summary Compensation Table below. The benefits offered in 2014 to the named executive officers are expected to continue for 2015.

 COMPENSATION COMMITTEE REPORT

            The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on the Compensation Committee's review and discussion with management, the Compensation Committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Old Second's Annual Report on Form 10-K for the year ended December 31, 2014.

            Our management and the Compensation Committee have determined that it is appropriate for the Bank's Senior Risk Officer to conduct an annual risk assessment of our compensation plans and programs. The 2014 annual risk assessment was presented to the Compensation Committee in February 2014.

            In the course of conducting the assessment, the Compensation Committee considered the overall business and risk environment confronting the Company and how our compensation plans and programs serve to motivate employee behavior when operating within that environment. In particular, the Compensation Committee's assessment focused on the following compensation plans:

☐	Amended and Restated Voluntary Deferred Compensation Plan for Executives	☐	Officers Incentive Plan
☐	Base Salary	☐	Residential Lending Commission Plan
☐	Compensation and Benefits Assurance Agreements	☐	Residential Lending Override Plan
☐	Customer Service/Support Center Plan	☐	Retail Banking Plan
☐	Employees 401(k) Savings Plan and Trust	☐	Special Recognition Awards Program
☐	2008 Equity Incentive Plan	☐	Wealth Management Commission Plan
☐	Loan Administration Plan

            With respect to the compensation plans in which our named executives participate, the Compensation Committee believes that such plans do not encourage the Company's named executive officers to take unnecessary or excessive risks that could harm the value of the Company. The Compensation Committee believes this to be true because, as is more fully described in the Compensation Discussion and Analysis, the Compensation Committee strives to provide a balanced aggregate compensation package to the Company's named executive officers that serves to incentivize those individuals to manage the business of the Company in a way that will result in Company-wide financial success and value growth for the Company's stockholders.

            The Compensation Committee believes it is appropriate for the Company's executives to focus certain of their efforts on near-term goals that have importance to the Company; however, the Compensation Committee also acknowledges that near-term focus should not be to the detriment of a focus on the long-term health and success of the Company. In practice, providing base salary to any employee provides the most immediate reward for job performance. The Compensation Committee engages in an annual process, as is described in the Compensation Discussion and Analysis, to set base salary. The Compensation Committee believes its process for establishing base salary is relatively free from risk to the Company, as the Compensation Committee does not typically make significant adjustments to base salary based on a single year's performance. The Compensation Committee believes it is appropriate to reward the Company's executives' focus on near-term goals, when such goals correspond to the overall Company or operating division goals and direction set by the Company's board of directors. To reward the executives for such focus, the Compensation Committee maintains an annual cash incentive plan (i.e., Officers Incentive Plan) for the Company's executives. In establishing the annual cash incentive plan, the Compensation Committee tries to provide an adequate level of incentive for the achievement of

Company, operating division and individual goals, while also limiting the maximum amount that may be earned so that executives do not feel the need to strive for attainment of unreasonable or unrealistic levels of performance. In this way, the Compensation Committee believes the design of the annual cash incentive plan does not encourage the Company's executives to take unnecessary or excessive risks that could harm the value of the Company.

            The other incentive compensation elements offered to the Company's named executive officers, with the exception of perquisites, are intended to reward performance over the long-term or are intended to focus the Company's executives' attention on the long-term performance of the Company. The Compensation Committee feels there is little, if any, risk associated with the Company's Employees 401(k) Savings Plan and Trust as it is a tax-qualified retirement plan that is subject to and maintained in accordance with the mandates of the Internal Revenue Code and the Employee Retirement Income Security Act. The Compensation Committee believes the Company's 2008 Equity Incentive Plan helps to tie the Company's executives' interest more closely to those of the Company's stockholders by giving them an equity interest in the Company. The Compensation Committee feels this equity interest in the Company promotes a long-term focus among the Company's executives on the financial success of the Company. Finally, the Compensation Committee believes the deferred compensation arrangements (i.e., Amended and Restated Voluntary Deferred Compensation Plan for Executives, Compensation and Benefits Assurance Agreements) in place with respect to the Company's named executive officers encourage the Company's executives to consider the long-term health of the Company because, pursuant to the Internal Revenue Code and applicable guidance, those arrangements must be unfunded, unsecured promises to pay a benefit in the future. In the case of the Company's insolvency, the executives participating in those arrangements would be treated as general unsecured creditors, which encourages the executives to ensure a healthy organization remains after their tenures are concluded.

            With respect to the employee compensation plans, the assessment has not resulted in a determination by the Compensation Committee that changes were necessary to such plans. The Compensation Committee believes the Company has adequate policies and procedures in place to balance and control any risk-taking that may be incentivized by the employee compensation plans. The Compensation Committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reporting earnings in an effort to enhance his or her compensation. Submitted by:

Mr. Gerald Palmer, Chairman
Mr. Edward Bonifas
Mr. William Kane
Mr. William Meyer
Members of the Compensation Committee

 EXECUTIVE COMPENSATION

Summary Compensation Table

            The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer and our next most highly compensated executive officer:

Name and principal position (a)	Year (b)		Salary (c)	Bonus (d)	Stock awards(2) (e)	All other compensation(3) (i)	Total($) (j)
William B. Skoglund	2014		$530,000	$238,500	$96,400	$28,688	$893,588
Chairman and Chief	2013	(4)	504,900	$210,000	98,400	28,105	841,405
Executive Officer — Old	2012	(3)	495,000	—	25,000	26,855	546,855
Second; Chairman of Old Second National Bank
J. Douglas Cheatham	2014		$260,000	$65,000	$84,350	$17,861	$427,211
Chief Financial Officer	2013	(4)	252,000	61,085	65,600	17,220	395,905
	2012	(3)	247,000	—	25,000	15,945	287,945
James Eccher	2014		$362,500	$145,000	$192,800	$28,688	$728,988
Chief Executive	2013	(4)	325,000	118,170	82,000	28,105	553,275
Officer — Old Second	2012	(3)	319,000	—	25,000	26,855	370,855
National Bank

    (1)
    The amounts represent the grant date fair value for equity awards in accordance with ASC 718 — "Compensation—Stock Compensation." A discussion of the assumptions used in calculating the values may be found in the notes to our audited financial statements included in our annual report to stockholders.

    (2)
    The 2014 amounts set forth in column (i) include the following:

	Mr. Skoglund	Mr. Cheatham	Mr. Eccher
401(k) match	$5,200	$5,173	$5,200
Life insurance	660	660	660
Automobile allowance	10,800	—	10,800
Country club dues	12,028	12,028	12,028

Total	$28,688	$17,861	$28,688

(3)
The amounts reflected in the "All Other Compensation" and "Total" columns for 2012 were incorrectly calculated and have been adjusted by $975 when compared to our prior disclosure of these amounts.

(4)
The amounts reflected in the "All Other Compensation" and "Total" columns fort 2013 were incorrectly calculated and have been decreased by $1,899 when compared to our prior disclosure.

Grants of Plan-Based Awards

Name	Grant date	All Other Stock Awards; Number of Shares of Stock or Units(1)	Grant Date Fair Value of Stock and Option Awards(2)
William B. Skoglund Restricted Stock Unit Award	6/17/14	20,000	$96,400
J. Douglas Cheatham Restricted Stock Unit Award	6/17/14	17,500	$84,350
James Eccher Restricted Stock Unit Award	6/17/14	40,000	$192,800

    (1)
    The amounts represent restricted stock units with respect to our shares. 50% of the restricted stock units will vest on the third anniversary of the grant date. The remaining 50% of the restricted stock units will vest if the Company has a return on assets of at least 1% on or before December 31, 2017. If the Company does not meet the return on assets goal, the portion of the restricted stock units subject to performance vesting will be forfeited.

    (2)
    The grant date fair value is based on the closing price of our stock on June 17, 2014, which was $4.82 per share.

Outstanding Equity Awards at Fiscal Year-End

            The following table sets forth information concerning the outstanding equity awards at December 31, 2014 held by the individuals named in the Summary Compensation Table:

					Stock Awards
	Option Awards					Market value of shares or units of stock that have not vested ($)(3) (h)
					Number of shares or units of stock that have not vested (#)(2) (g)
Name (a)	Number of securities underlying unexercised options(#) Exercisable(1) (b)	Number of securities underlying unexercised options(#) Unexercisable(1) (c)	Option exercise Price ($) (e)	Option expiration date (f)
William B. Skoglund	32,000		31.34	12/20/2015
	32,000		29.20	12/19/2016
	40,000		27.75	12/18/2017
					50,000	$268,500
J. Douglas Cheatham	12,000		31.34	12/20/2015
	12,000		29.20	12/19/2016
	15,000		27.75	12/18/2017
					37,500	$201,375
James Eccher	12,000		31.34	12/20/2015
	12,000		29.20	12/19/2016
	20,000		27.75	12/18/2017
					65,000	$349,050

    (1)
    All options granted prior to December 31, 2005 vested on that date. Options granted on December 19, 2006 and December 18, 2007 vested in three equal installments on the first three anniversaries of the grant date.

    (2)
    The portion of any restricted stock unit award granted to Messrs. Skoglund, Cheatham and Eccher that is subject to time vesting will vest in full on the third anniversary of each date of grant. 50% of the 2014 grant of restricted stock units is subject to performance vesting and will vest if the Company achieves return on assets of at least 1% on or before December 31, 2017.

    (3)
    Based upon the December 31, 2014 closing price of $5.37 per share of common stock.

Nonqualified Deferred Compensation

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
William B. Skoglund	$—	$—	$44,527	$—	$669,298
J. Douglas Cheatham	—	—	11,064	—	123,608
James Eccher	—	—	7,407	—	110,679

            We sponsor an executive deferred compensation plan, which is described in the Compensation Discussion and Analysis above, and a director deferred compensation plan, which is described below following the Directors Compensation Table. The plans provide a means by which certain executives and directors may voluntarily defer all or a portion of their compensation. The plans are funded by participant deferrals and, in the case of the executive plan, company matching contributions and discretionary employer profit sharing contributions. Participants are permitted to make hypothetical investments in publicly-traded mutual funds that are held in an insurance company separate account, with respect to their deferrals and our contributions, credited to their accounts under the plan. The deferrals to the director plan are credited earnings based on our stock price. Participants may elect to receive their plan balance in a lump sum or in installments. Participants are permitted, in the discretion of the administrator, to make a withdrawal from the plan during their employment in the event of hardship. The information reflected for Mr. Skoglund in the table above combines his accounts under both the executive plan and the director plan.

Potential Payments Upon Termination or Change in Control

            Mr. Skoglund retired from employment with the Company effective as of December 31, 2014. Upon his retirement, Mr. Skoglund was eligible for accelerated vesting of his outstanding, unvested restricted stock units. The value of the restricted stock units for which vesting was accelerated, based on the closing price of our stock on December 31, 2014, was $268,500. Except as provided pursuant to our tax-qualified retirement plans, broad-based welfare benefit plans and the nonqualified deferred compensation plans described herein, Mr. Skoglund received no additional compensation or benefits as a result of his retirement.

            Prior to entering into an employment agreement with Mr. Eccher, which is described below, the Company did not maintain any arrangements that would provide our named executive officers with benefits upon a termination of employment unless the termination was connected to a change in control. Each of Messrs. Cheatham and Eccher previously entered into Compensation and Benefits Assurance Agreements with us (each, an "Assurance Agreement"), which provide for payments and benefits to a terminating executive following a change in control. Effective June 2014, Mr. Eccher's Assurance Agreement was amended to provide him with additional benefits upon a covered termination. However, it should be noted that Mr. Eccher's Assurance Agreement was superseded by his new employment agreement, which is described below. Other than the benefits provided by the Assurance Agreements (and beginning in 2015, Mr. Eccher's employment agreement), neither Mr. Cheatham nor Mr. Eccher will be entitled to any payments or benefits as a result of the occurrence of a change in control or as a result of a termination of employment whether or not in connection with a change in control.

            Assurance Agreements.    The Assurance Agreements have an initial term of one-year and, unless earlier terminated by either party, will automatically renew for successive one-year periods. Upon the occurrence of a change in control, the terms of Mr. Cheatham's Assurance Agreement shall automatically renew for a two-year period and Mr. Eccher's Assurance Agreement shall automatically renew for a three-year period, after which each will terminate. The Assurance Agreements provide that, in the case of: (i) a termination of employment by us without "cause" within six months prior to, or 24 months in the case of Mr. Cheatham or 36 months in the case of Mr. Eccher, immediately following, a change in control, (ii) a termination of employment by an executive for "good reason" within 24 months in the case of Mr. Cheatham or 36 months in the case of Mr. Eccher following a change in control or (iii) a material breach by us (or any successor) of a provision of the Assurance Agreement, an executive officer will be entitled to:

  •
  Payment, in a single lump sum, of accrued base salary, accrued vacation pay, unreimbursed business expenses and all other items earned by or owed to the executive through and including the date of termination.

  •
  Payment, in a single lump sum, of a severance benefit equal to two times (three times in the case of Mr. Eccher) the sum of (i) the greater of the executive's annual rate of base salary in effect upon the date of termination or the executive's annual rate of base salary in effect immediately prior to the occurrence of the change in control and (ii) the average of the annual cash bonus paid to the executive (including any portion of such bonus, payment of which the executive elected to defer) for the three calendar years immediately preceding the year in which the termination occurs. For a termination as of December 31, 2014, our named executive officers would have been entitled to the following payment amounts: Mr. Cheatham — $582,063; and Mr. Eccher — $1,209,619.

  •
  Immediate 100% vesting of all stock options and any other awards which have been provided to the executive by us under any of its incentive compensation plans. As of December 31, 2014, the fair market value of unvested restricted stock and restricted units held by our named executive officers was as follows: Mr. Cheatham — $201,375; and Mr. Eccher — $349,050.

  •
  At the exact same cost to the executive, and at the same coverage level as in effect as of the executive's termination, a continuation of the executive's (and the executive's eligible dependents) health insurance coverage for 24 months (36 months in the case of Mr. Eccher) from the date of termination. In the event that the executive (and/or his dependents, if any) becomes covered under the terms of any other health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the executive or the executive's eligible dependents, coverage under our plans will cease for the executive (and/or his dependents, if any). The monthly amount, based on rates in effect as of December 31, 2014, to be paid by us on behalf of our named executive officers was as follows: Mr. Cheatham — $1,119; and Mr. Eccher — $1,094.

  •
  At our expense, standard outplacement services for a period of up to one year from the date of executive's termination. The maximum amount to be paid by us for such outplacement services is limited to $20,000.

  •
  Both executive's have 280G gross-up provisions in their Assurance Agreements. Assuming a December 31, 2014 termination in connection with a change in control as described above, Mr. Cheatham would not receive any gross-up payment and Mr. Eccher would receive a gross-up payment in the amount of $588,057. Had Mr. Eccher's employment terminated on December 31, 2014, approximately $1,602,456 of the payments made to Mr. Eccher would have been nondeductible to the Company.

            In exchange for the payments and benefits provided under the Assurance Agreements, the executive officers agree to be bound by a 24 month restrictive covenant. The restrictive covenant will prohibit the executive officers from using, attempting to use, disclosing or otherwise making known to any person or entity (other than our board of directors) confidential or proprietary knowledge or information which the executive officers may acquire in the course of their employment. In addition, Mr. Eccher is subject to a one-year non-solicitation restrictive covenant that will prohibit him from soliciting employees, customers and other business relations of the Company.

            The Assurance Agreements define certain relevant terms, generally, as follows:

  •
  "Cause" means the occurrence of any one or more of the following: (i) a demonstrably willful and deliberate act or failure to act by the executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of us, which causes actual material financial injury to us, or any of its subsidiaries, and which action or inaction is not remedied within fifteen business days of written notice from us or the subsidiary for which the executive works; or (ii) the executive's conviction for committing an act of fraud, embezzlement, theft or any other act constituting a felony involving moral turpitude which causes material harm, financial or otherwise, to us or any of our subsidiaries.

  •
  "Good reason" means the occurrence of any one or more of the following within the 24-month period following the change in control: (i) a material reduction or alteration in the nature or status of authorities, duties or responsibilities from those in effect as of 90 days prior to the change in control; (ii) moving the executive's principal office more than 25 miles from its location immediately prior to the change in control; (iii) a material reduction of the executive's base salary and/or other benefits; and, (iv) a material breach by us or a successor, of any term of the Assurance Agreement, including any failure by us to ensure assumption of the Assurance Agreement by a successor or any failure of a successor company to assume and agree to perform our entire obligations under the Assurance Agreement.

  •
  "Change in control" means (i) any person, company or other entity, other than an employee benefit plan or subsidiary company of us, becoming the beneficial owner, either directly or indirectly, of 33% or more of our stock; (ii) during any two consecutive years, a change in a majority of the members of our board of directors; or (iii) consummation of a merger or consolidation where our stockholders before the merger or consolidation do not own more than 67% of the resulting entity, a complete liquidation or our dissolution or a sale or other disposition of substantially all of our assets.

            Except for payments and benefits provided by the Assurance Agreements, all other payments and benefits provided to any NEO upon termination of his or her employment are the same as the payments and benefits provided to our other eligible employees.

            Mr. Eccher's Employment Agreement.    The Company has entered into an employment agreement, effective January 1, 2015, with Mr. Eccher. The employment agreement replaced the Assurance Agreement previously entered into with Mr. Eccher. The employment agreement will have an initial term of two years following the effective date. The term of the agreement will be automatically extended for an additional year beginning on the first anniversary of the effective date and each anniversary thereafter, unless either party gives at least 90 days prior notice of non-renewal. Upon the occurrence of a change in control of the Company, the agreement will automatically remain in effect for two years following the change in control and will then terminate.

            The employment agreement provides Mr. Eccher with an initial base salary of $400,000. The base salary will be reviewed annually beginning January 1, 2016, and may be adjusted at the discretion of the Compensation Committee. The agreement provides that Mr. Eccher will be eligible to receive performance-based annual incentive bonuses, in accordance with the Company's annual incentive plan, a monthly car allowance of $900, reimbursement for costs associated with maintaining a country club membership, and also to receive employee benefits on as favorable a basis as other similarly situated senior executives of the Company.

            The employment agreement provides for severance benefits in the event Mr. Eccher is terminated by the Company other than for cause or by the executive for good reason ("Termination"). For a Termination during the employment period that does not occur in connection with a change in control of the Company, Mr. Eccher would be entitled to receive 24 months of base salary continuation.

            For a Termination that occurs within 24 months after a change in control of the Company ("Covered Period"), Mr. Eccher would be entitled to receive an amount equal to three times the sum of his base salary plus a bonus amount, with the bonus amount being determined based on an average of bonuses paid for the three calendar years preceding the year of Termination. Any severance paid in connection with a Termination during a Covered Period would be paid in a single lump sum. In addition, Mr. Eccher will be entitled to immediate and full vesting of any outstanding, unvested equity awards, continued health insurance for him and his dependents for up to 18 months following the Termination at a cost that is the same as paid by active employees, and one year of outplacement services at the Company's expense.

            All severance benefits under the employment agreement are contingent upon Mr. Eccher's execution and non-revocation of a general release and waiver of claims against the Company. Further, Mr. Eccher's employment agreement contains restrictive covenants prohibiting the unauthorized disclosure of confidential information of the Company by Mr. Eccher during and after his employment with the Company, and prohibiting Mr. Eccher from competing with the Company and from soliciting its employees or customers during employment and after termination of employment for any reason. The non-solicitation provisions apply for a period of 12 months following any termination of employment. The non-competition provision applies for a period of 12 months following a Termination during a Covered Period.

            Retirement, Death and Disability.    Generally speaking, a termination of employment due to retirement, death or disability does not entitle the named executive officers to any payments or benefits that are not available to other employees. Following a termination due to death or disability, an employee (or his or her estate) shall be entitled to the following:

  •
  Upon a termination due to death or disability, all unvested stock options shall become immediately 100% vested and an employee or beneficiary shall have a period of twelve months following such termination during which to exercise his or her vested stock options.

  •
  Any unvested restricted stock or restricted stock units outstanding at the time of an employee's termination due to death or disability shall become immediately 100% vested upon such termination.

            Also, it should be noted that, pursuant to existing agreements, as of the time of a termination of employment due to retirement, all unvested stock options and restricted stock units shall become immediately 100% vested.

            Acceleration of Vesting Upon a Change in Control.    All employees, including the named executive officers, who receive equity awards under our equity incentive plan will immediately vest in any unvested equity awards held by such employees upon the occurrence of a change in control if (i) the equity plan and the respective awards are not assumed by the surviving entity or (ii) the plan and the respective awards are assumed by the surviving entity but the individual is terminated without cause or resigns for good reason.

            If the vesting of an outstanding award is conditioned upon the achievement of performance measures, then vesting at the time of a change in control will depend on our progress toward the performance measures. If the performance measures are less than 50% attained, then the award will become vested and exercisable on a fractional basis with the numerator being equal to the percentage of attainment and the denominator being 50%. If the performance measures are at least 50% attained, then the award shall become fully earned and vested immediately upon the change in control.

 DIRECTOR COMPENSATION

            Each of our directors also serves as a director of Old Second National Bank. In 2014, each non-employee director received $1,000 for every board meeting and $500 for every committee meeting attended if there were no other bank-level meetings held that day. Non-employee directors of the Bank received a $13,000 annual retainer. Due to increased responsibilities associated with mandates from Sarbanes-Oxley, the Lead Director and Compensation Committee Chairman, Mr. Palmer, received an $18,000 retainer in 2013 and the Audit Committee Chairman, Mr. Finn, received a $20,000 annual retainer in 2013, due to increased meetings and increased time spent on behalf of the Audit Committee. Messrs. Skoglund, Eccher and Cheatham, as our executive officers, did not receive any board fees for their service on our board, nor did they receive board fees for their service on the board of the Bank. The following table sets forth the fees earned by each non-employee director and senior director in 2013:

Name	Fees earned or paid in cash ($)(1)	Total ($)
Edward Bonifas	$42,500	$42,500
Barry Finn	46,500	46,500
William Kane	35,000	35,000
John Ladowicz	41,500	41,500
William Meyer	30,000	30,000
Gerald Palmer	41,000	41,000
James C. Schmitz	42,000	42,000
Duane Suits	40,500	40,500

(1)
We maintain the Old Second Bancorp, Inc. Amended and Restated Voluntary Deferred Compensation Plan for Directors under which directors are permitted to defer receipt of their directors' fees. The directors who participate in the plan are permitted to make hypothetical investments in publicly-traded funds that are held in an insurance company separate account, with respect to the contributions credited to their plan accounts. We may, but are not required to, contribute the deferred fees into a trust, which may hold our stock. The plan is a nonqualified deferred compensation plan and the directors have no interest in the trust. The deferred fees and any earnings thereon are our unsecured obligations. Any shares held in the trust are treated as treasury shares and may not be voted on any matter presented to stockholders. We do not pay any above-market interest on the compensation or fees deferred by the directors.

 PROPOSAL 2:

NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE OFFICER COMPENSATION

            Section 14A of the Exchange Act, as created by Section 951 of the Dodd-Frank Act, and the rules and regulations promulgated thereunder, require publicly traded companies, such as Old Second, to conduct a separate stockholder advisory vote to approve the compensation of the registrant's executive officers, as disclosed pursuant to the Securities and Exchange Commission's compensation disclosure rules, commonly referred to as a "say-on-pay" vote. In accordance with these requirements, we are providing stockholders with an advisory vote on the compensation of our executive officers.

            As described in more detail in the Compensation Discussion and Analysis section of this proxy statement, the overall objectives of Old Second's compensation programs have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our named executive officers in 2014. The Compensation Committee and the board of directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis section are effective in implementing our compensation philosophy and achieving our goals, and that the compensation of our named executive officers in fiscal 2014 reflects and supports these compensation policies and procedures.

            In accordance with the requirements of the Dodd-Frank Act and the rules and regulations promulgated thereunder, the following resolution is submitted for stockholder approval:

            "RESOLVED, that Old Second Bancorp, Inc.'s stockholders approve, on an advisory basis, its executive compensation as described in the section captioned 'Compensation Discussion and Analysis' and the tabular disclosure regarding named executive officer compensation under 'Executive Compensation' contained in Old Second's proxy statement dated April 17, 2015."

            Approval of this resolution requires the affirmative vote of holders of a majority of the shares of stock having voting power and present in person or represented by proxy at the annual meeting. While this say-on-pay vote is required, as provided in Section 14A of the Exchange Act, it is not binding on the Compensation Committee or our board of directors and may not be construed as overruling any decision by the Compensation Committee or our board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

Board Recommendation:

            The board of directors recommends stockholders vote to approve the overall compensation of our named executive officers, as described in this proxy statement, by voting "FOR" this proposal. Proxies properly signed and returned will be voted "FOR" this proposal unless stockholders specify otherwise.

 PROPOSAL 3

RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

General

            Our stockholders are also being asked to adopt a resolution to ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2015. If the stockholders do not ratify the selection of Plante & Moran, PLLC at the annual meeting, the Audit Committee will consider selecting another firm of independent public accountants. Representatives from Plante & Moran, PLLC are expected to be present at the annual meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions that may be asked by stockholders.

Board Recommendation

            The board of directors recommends that you vote your shares "FOR" the ratification of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2015.

Accountant Fees

            Audit Fees.    The aggregate fees and expenses paid to Plante & Moran PLLC in connection with the audit of our annual financial statements and the related securities filings were $371,186 for 2014 and $421,929 for 2013.

            Audit Related Fees.    Audit related fees paid to Plante & Moran PLLC were $72,250 for 2014 and $62,500 for 2013.

            Tax Fees.    There were no amounts for tax related services billed by Plante & Moran, PLLC for 2014 or 2013.

            All Other Fees.    All other fees paid to Plante & Moran, PLLC were $23,750 for 2014 and $23,500 for 2013.

            The Audit Committee is solely responsible for the pre-approval of all audit and non-audit services to be provided by the independent accountants and the committee exercises its authority to do so in accordance with a policy that it has adopted. All services provided by Plante & Moran, PLLC were approved pursuant to the pre-approval policy. The pre-approval policy is available on our website at www.oldsecond.com.

 AUDIT COMMITTEE REPORT

            The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews the audited financial statements and recommends to the board that they be included in our annual report on Form 10-K. The committee is comprised solely of directors who are independent under the rules of the Nasdaq Stock Market.

            The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2014 with our management and Plante & Moran, PLLC, the independent registered public accounting firm that audited our financial statements for that period. The committee has discussed with Plante & Moran, PLLC the matters required to be discussed by SAS 114 (The Auditor's Communication With Those Charged With Governance) and received and discussed the written disclosures and the letter from Plante & Moran, PLLC required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence). Based on the review and discussions with management and Plante & Moran, PLLC, the committee has recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ending December 31, 2014 for filing with the Securities and Exchange Commission.

Respectfully,
Barry Finn, Chairman
Ed Bonifas
John Ladowicz
James Schmitz
Duane Suits

 GENERAL

            We will bear the cost of this proxy solicitation. Solicitation will be made primarily through the use of the mail, but our officers, directors or employees may solicit proxies personally, by telephone or through any other mode of communication without additional remuneration for such activity. In addition, we will reimburse brokerage houses and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owner of such shares.

            As of the date of this proxy statement, we do not know of any other matters to be brought before the annual meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.

By order of the board of directors

James L. Eccher Chief Executive Officer and President
Aurora, Illinois April 17, 2015

ALL STOCKHOLDERS ARE URGED TO SIGN
AND MAIL THEIR PROXIES PROMPTLY

PROXY FOR COMMON SHARES SOLICITED ON BEHALF OF THE BOARD

OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

OLD SECOND BANCORP, INC. TO BE HELD ON MAY 19, 2015

The undersigned hereby appoints William Meyer, Gerald Palmer, and John Ladowicz, or any two of them acting in the absence of the other, the undersigned’s attorneys and proxies, with full power of substitution, to vote all shares of common stock of Old Second Bancorp, Inc., which the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Stockholders to be held at the Copley Theater of North Island Center, 8 E. Galena Blvd., Aurora, Illinois on the 19th day of May, 2015 at 9:00 a.m., central time, and at any and all postponements or adjournments of the meeting.

1.              Election of Directors:

FOR all nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below
☐	☐

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST BELOW.)

J. Douglas Cheatham, James Eccher, Barry Finn, Gerald Palmer

2.              Approval, in a non-binding, advisory vote, of the compensation of our named executive officers as described in the Proxy Statement for the Annual Meeting of Stockholders.

☐	☐	☐
For	Against	Abstain

3.              Ratification and approval of the selection of Plante & Moran, PLLC as our independent registered public accountants for the fiscal year ending December 31, 2015

☐	☐	☐
For	Against	Abstain

4.              In accordance with their discretion, upon all other matters that may properly come before the Annual Meeting and any postponements or adjournments of the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED UNDER PROPOSAL 1, AND “FOR” PROPOSALS 2, AND 3.

Dated:	, 2015

Signature(s)

NOTE:  PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ABOVE.  ALL JOINT OWNERS OF SHARES SHOULD SIGN.  STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC.  PLEASE RETURN SIGNED PROXY IN THE ENCLOSED ENVELOPE.

(over)

PLEASE INDICATE WHETHER YOU WILL BE ATTENDING THE ANNUAL MEETING ON MAY 19, 2015:

The meeting will be held in the Copley Theater of North Island Center, 8 E. Galena Blvd., Aurora, Illinois.

☐ Yes, I plan to attend the meeting.

☐ No, I do not plan to attend the meeting.

Signed:

QuickLinks

OLD SECOND BANCORP, INC. 37 South River Street, Aurora, Illinois 60506 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 19, 2015
OLD SECOND BANCORP, INC. 37 South River Street, Aurora, Illinois 60506
PROXY STATEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
DIRECTORS NOMINEES
CONTINUING DIRECTORS
CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECURITY 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
PROPOSAL 2: NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE OFFICER COMPENSATION
PROPOSAL 3 RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
AUDIT COMMITTEE REPORT
GENERAL
ALL STOCKHOLDERS ARE URGED TO SIGN AND MAIL THEIR PROXIES PROMPTLY